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                                                            Exhibit 10.4

                        EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (hereinafter the "Agreement"), dated June 17, 1998, by and between Arcade Marketing, Inc., a Delaware corporation (the "Corporation"), and Roger L. Barnett (the "Executive").

         WHEREAS, the Corporation desires to employ the Executive, and the Executive desires to be employed by the Corporation, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the parties pursuant hereto and other good and valuable consideration, the Corporation and the Executive agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, during the Term (as defined below) the Corporation will employ the Executive, and the Executive will be employed exclusively by the Corporation. The Executive will hold the offices of President and Chief Executive Officer of the Corporation and, with the consent of the Executive, such additional offices as the Board of Directors of the Corporation (the "Board") may from time to time determine. The Executive will devote his full-time business efforts to the Corporation and the Corporation agrees that the Executive may engage in any other business or activity or have any business pursuits or interests, provided that such other business, activity, pursuit or interest does not (i) materially interfere or conflict with the performance of Executive's duties hereunder or
(ii) result in a breach of any other provision of this Agreement. The Executive shall report directly to the Board. Executive's services hereunder shall be performed at the Corporation's principal executive offices in New York City and the Executive agrees to travel from time to time and to render his services in other locations in which the Corporation does business consistent with its reasonable business needs.

         2. Term. Unless sooner terminated pursuant to this Agreement, the initial term of the Executive's employment shall be from the date hereof and shall end on June 30, 2001. Such initial term shall be extended for successive terms of one year each unless either party advises the other, at least 90 days prior to the end of the initial term or annual extension, as the case may be, that it will not agree to extend this Agreement. The initial term, as so extended, is referred to in this Agreement as the "Term."
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         3.       Compensation.

                  (a) During the Term, the Corporation will pay the Executive a salary (the "Base Salary") at the annual rate (pro-rated for portions of any year) of $500,000, subject to increase in the sole discretion of the Board or a duly authorized committee thereof. The Base Salary will be paid to Executive in accordance with the Corporation's regular payroll policy for senior executives of the Corporation.

                  (b) For each of the fiscal years ending on June 30 of 1999, 2000 and 2001, the Corporation has established target amounts (each, a "Target Amount") for EBITDA (as defined below) as set forth below:

         Fiscal Year                           Target Amount
         -----------                           -------------
         1999                                  $27,000,000
         2000                                  $30,000,000
         2001                                  $32,000,000

                  (c) For each of the fiscal years ending on June 30 of 1999, 2000 and 2001, the Executive shall be entitled to a cash bonus (the "Cash Bonus") equal to 100% of the Base Salary if the EBITDA of the Corporation is at least equal to the Target Amount.

                  (d) "EBITDA" for a fiscal year (i) shall mean income from operations of the Corporation and its subsidiaries for such fiscal year, determined in accordance with U.S. generally accepted accounting principles consistently applied in accordance with the accounting methodologies and procedures of the Corporation and its subsidiaries plus depreciation and amortization of the Corporation and its subsidiaries for such period to the extent any such expense was deducted in computing such income from operations,
(ii) shall include any expense or charge relating to the Cash Bonus, if any, earned by the Executive pursuant to clause (c) above (i.e., EBITDA for a fiscal year excluding such expense or charge relating to such Cash Bonus must exceed the Target Amount for such fiscal year by at least the amount of such expense or charge or no Cash Bonus will be earned) and (iii) shall be subject to adjustment as set forth in paragraph (e) below.

                  (e) From time to time, the Board shall make such adjustments in the EBITDA for a fiscal year, which adjustments shall be in amounts as determined in the Board's reasonable discretion, so that extraordinary charges or credits (provided that all adjustments, if any, in respect

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of acquired businesses shall be governed by paragraph (f) below) do not distort or affect the calculation in a manner inconsistent with its purpose, which inconsistency shall be determined by the Board in its reasonable discretion.
The determinations of the Board as provided above shall be final, conclusive and binding on all parties, including Executive, absent proof of error.

                  (f) An adjustment to the Target Amount for each fiscal year (including the fiscal year in which the transaction occurs) shall be made following any acquisition, merger, consolidation or other similar corporate transaction that is consummated, such adjustment to be equal to management's forecast (as presented to the Board) of incremental acquired EBITDA for such fiscal year (or portion thereof with respect to the fiscal year in which the transaction occurs), where (1) the Corporation or any direct or indirect parent or subsidiary corporation is the acquiror and (2) DLJ Merchant Banking Partners II, L.P. or any of its affiliated funds and entities make an additional investment in an amount exceeding $1 million in the aggregate (an "Additional Investment") in the equity (whether common or preferred) of the Corporation or any direct or indirect parent or subsidiary corporation of the Corporation. No such adjustment to Target Amounts shall be made following any acquisition, merger, consolidation or other similar corporate transaction, where (1) the Corporation or any direct or indirect parent or subsidiary corporation is the acquiror and (2) no Additional Investment is made. An Additional Investment shall not be deemed to have been made with respect to the potential acquisition of the sampling assets of Big Flower Press or its subsidiaries unless the aggregate amount of such investment is at least equal to $10 million in the aggregate.

                  (g) The Cash Bonus for any fiscal year, if any, will be paid to Executive in accordance with the Corporation's regular payroll policy for senior executives of the Corporation within 90 days after the end of the applicable fiscal year.

         4.       Executive Benefits.

                  (a) During the Term, the Executive shall be entitled to participate in such retirement, profit sharing and pension plans and life and other insurance programs, as well as other benefit programs, which are available to senior executives of the Corporation, subject to the Corporation's policies with respect to all of such benefits or insurance programs or plans; provided, however, that except as expressly set forth herein, the Corporation shall

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not be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.

                  (b) The Executive shall be entitled to four weeks vacation per annum during the Term, to be scheduled at mutually agreeable times and to be taken in accordance with the Corporation's policies.

                  (c) The Corporation shall reimburse the Executive or pay all reasonable, commercial first class travel and entertainment expenses undertaken on behalf of the Corporation in accordance with the Corporation's policies, including requirements with respect to reporting and documentation of such expenses.

                  (d) The Corporation shall reimburse the Executive for, or pay on Executive's behalf, reasonable attorneys' fees and expenses incurred in connection with the preparation, review, negotiation, execution and delivery of this Agreement and any other option agreement or other document or instrument executed in connection herewith.

         5.       Death; Disability.

                  (a) Death. The Term shall immediately terminate upon the Executive's death; provided, that the obligations of the Corporation upon the Executive's death shall be as set forth in Section 6(c)(i)(x).

                  (b) Disability. If during the Term of this Agreement the Executive becomes unable to perform substantially his duties and responsibilities to the Corporation or any of its subsidiaries for a period of six months or nine months in any consecutive twelve month period by reason of physical or mental illness, injury, infirmity or condition ("Disability"): (i) the Base Salary otherwise payable during the Disability Period (as herein defined) shall nevertheless be payable on the terms set forth herein to the Executive as a disability benefit ("Disability Benefit") but shall be reduced by disability insurance proceeds (as adjusted to an equivalent taxable benefit) pursuant to any benefit plan of the Corporation as provided in Section 4(a) or pursuant to any individual disability policy with respect to such Disability; and (ii) the Corporation shall not have the right to terminate this Agreement due to such Disability prior to the expiration of the Disability Period. Any dispute as to the existence of a Disability shall be resolved by an independent physician mutually acceptable to the Corporation and the Executive and such resolution shall be final, conclusive and binding on all parties. As used herein, the term "Disability Period"

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shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (i) the expiration of this Agreement; (ii) if the Disability is continuous throughout the six consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent during any 12 calendar months following the month during which the Disability initially occurs, then the last day of such 12th calendar month. The Corporation shall have the right to terminate the Term at the expiration of the Disability Period if and only if the Disability of the Executive is then continuing. Upon such termination, the obligation of the Corporation shall be set forth in Section 6(c)(i)(y).

         6.       Other Termination.

                  (a) Termination by the Corporation. The Corporation shall have the right, at its election, to terminate the Executive's employment under this Agreement by written notice to the Executive for "Cause" (as defined below). As used herein, Cause shall be deemed to exist where (i) the Board shall have notified the Executive in writing of its reasonable determination that there shall have occurred any intentional or willful failure, or failure due to bad faith, by the Executive to substantially perform its duties hereunder or that the Executive has materially breached any of his covenants under this Agreement; (ii) the Executive's conviction of, or entry of a plea of nolo contendere in respect of, any felony or a misdemeanor that (in the case of a misdemeanor) results in, or is reasonably expected to result in, economic or reputational injury to the Corporation or any parent or subsidiary corporation or any affiliate thereof; (iii) the Executive shall have engaged in any misconduct that is significantly injurious to the Corporation or any parent or subsidiary corporation or any affiliate thereof; or (iv) the Board shall have determined in its reasonable judgment that the Executive has committed one or more acts that indicates alcohol or drug abuse by the Executive that is significantly injurious to the Corporation's business or reputation (including its relationships with its customers, suppliers or employees). The Corporation may terminate this Agreement only if the Corporation shall have given written notice to the Executive specifying the claimed Cause, and in the case of (i) above, the Executive fails to correct (if correctable) the claimed breach within 30 days after the receipt of the applicable notice. In addition, the Corporation shall have the right, at its election, to terminate the Executive's employment under this Agreement for any reason other than Cause and, in

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such event, the Corporation shall pay the Executive the amounts set forth in
(c)(i)(z) below.

                  (b) Termination by the Executive. The Executive shall have the right, at his election, to terminate this Agreement for "Good Reason" (as defined below) by written notice to the Corporation to that effect. As used herein, Good Reason shall mean any of the following (without the Executive's consent): (i) any relocation of the Executive's principal office at the Corporation to a location outside of New York City, except for required travel in connection with the Corporation's business; (ii) any reduction in the Executive's title or any substantial reduction in the Executive's duties or responsibilities; and (iii) any failure to pay the Executive his compensation under Sections 3 and 4 when due pursuant to the terms of this Agreement. The Executive may terminate this Agreement for Good Reason only if the Executive shall have given written notice to the Corporation specifying the claimed Good Reason, and the Corporation fails to correct (if correctable) the claimed breach within 30 days after the receipt of the applicable notice.

                  (c)      Effect of Termination.

                           (i) Upon termination of the Executive's employment
under this Agreement by reason of the causes described below, the following shall be applicable to sums otherwise due to the Executive, notwithstanding anything to the contrary herein:

                                    (w) should this Agreement be terminated by
the Corporation for Cause or by the Executive for any reason, other than Good Reason, the Executive shall have no right to any further compensation beyond the date of termination of the Agreement; provided, that Executive's Base Salary shall accrue and be paid through the date of such termination and Executive shall be entitled to any bonus payment due pursuant to Section 3(c) for the fiscal year prior to the fiscal year in which such termination occurred;

                                    (x) should this Agreement be terminated by
reason of the Executive's death, the Executive's Base Salary shall accrue and be paid through the date of death; to the extent not previously paid, any bonus payment due pursuant to Section 3(c) for the fiscal year prior to the fiscal year in which death occurred shall be paid; and any bonus payment due pursuant to Section 3(c) for the fiscal year in which death occurred shall be prorated to reflect only that portion of the year during which the Executive

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performed services hereunder, shall be payable only upon achievement of the
Target Amount for such fiscal year and shall be paid within 90 days following the end of such fiscal year;

                                    (y) should this Agreement be terminated by
reason of Disability pursuant to Section 5(b), the Executive's Base Salary shall accrue and be paid through the end of the Disability Period; to the extent not previously paid, any bonus payment due pursuant to Section 3(c) for the fiscal year prior to the fiscal year in which Disability occurred shall be paid; any bonus payment due pursuant to Section 3(c) for the fiscal year in which Disability occurred shall be prorated to reflect only that portion of the year prior to the end of the Disability Period, shall be payable only upon achievement of the Target Amount for such fiscal year and shall be paid within 90 days following the end of such fiscal year; and

                                    (z) should this Agreement be terminated by
the Executive for Good Reason, or by the Corporation for any reason other than Cause or the Executive's death or Disability, the Executive's Base Salary shall accrue and be paid through the date of such termination; and to the extent not previously paid, any bonus payment due pursuant to Section 3(c) for the fiscal year prior to the fiscal year in which termination occurred shall be paid. In addition, in such event, the Executive shall be entitled to receive severance payments in an amount equal to his Base Salary for the fiscal year prior to the fiscal year in which such termination occurred and any bonus payment, if any, due or paid pursuant to Section 3(c) for the fiscal year prior to the fiscal year in which such termination occurred. Such Base Salary and bonus payment, if any, shall be payable to Executive in the following manner: (i) one-half of such amount shall be due and payable upon such termination and (ii) one-half of such amount shall be due and payable in twelve equal monthly installments after such termination. Notwithstanding the foregoing, in the event the Executive breaches the provisions of Section 8, 9, 10, 11 or 12 hereof, then the Corporation shall have no obligation to pay any amounts due under the preceding sentences of this clause (z) in respect of the period from and after the date on which such breach occurs.

                           (ii) In the event of termination of the Executive's
employment under this Agreement, whether by the Corporation or the Executive, or pursuant to the expiration of this Agreement in accordance with Section 2, the Executive shall be deemed to have resigned all offices and directorships held with the Corporation and any direct or

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indirect parent or subsidiary corporation and any affiliate thereof and shall deliver such resignations or other instruments as reasonably requested by the Corporation in connection with or evidencing such resignations; provided that such resignations shall not be deemed to constitute a waiver of any right to indemnification accrued to the benefit of the Executive prior thereto.

                           (iii) In all cases of termination, whether by the
Corporation or the Executive, or pursuant to the expiration of this Agreement in accordance with Section 2, the Corporation will reimburse the Executive for all out-of-pocket expenses with respect to which the Executive is entitled pursuant to Section 4(c) through the date of termination. All payments shall be made for purposes of this Section 6(c) at the time they would have been made if this Agreement had not been terminated.

                           (iv) In the event of termination of the Executive's
employment under this Agreement, whether by the Corporation or the Executive, or pursuant to the expiration of the Agreement in accordance with Section 2, the payments, if any, required to be provided to Executive pursuant to this
Section 6 shall be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement.

         7. Mitigation. The Corporation acknowledges that upon any termination of the Executive's employment, the Executive shall not have any obligation to seek or obtain other employment in any position to mitigate any damages to which the Executive may be entitled by reason of any termination of this Agreement (whether by the Corporation without Cause or otherwise).

         8. Return of Property and Nondisclosure. Upon termination or expiration of his employment, the Executive will promptly deliver to the Corporation all data, lists, information, memoranda, documents and all other property belonging to the Corporation or containing "Confidential Information" or "Trade Secrets" of the Corporation (both as defined below), including, among other things, that which relates to services performed by the Executive for the Corporation, or was created or obtained by the Executive while performing services for the Corporation or by virtue of the Executive's relationship with the Corporation. Except as required in order to perform his obligations under this Agreement, the Executive shall not, without the express prior written consent of the Corporation, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Corporation's Confidential Information or Trade Secrets at any time (during or after the Executive's employment) during which data or information continues to constitute Confidential Information or a Trade Secret. For purposes of this Agreement, "Confidential Information" of the Corporation shall mean any valuable, competitively sensitive data and information related to the Corporation's business other than Trade Secrets that are not generally known by or readily available to the Corporation's competitors other than as a result of a disclosure directly or indirectly by the Executive. "Trade Secrets" shall mean information or data of the Corporation including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive's obligations under this Agreement. Except for disclosure required by law or to permit enforcement of this Agreement, the terms of this Agreement shall be deemed Confidential Information of the Corporation and shall not be discussed or disclosed by the Executive with any person other than the Executive's spouse, attorney or accountant, provided that such discussions or disclosures shall be conditioned upon the agreement of the person to whom the terms are disclosed to maintain the confidentiality of such terms.

         9. Noncompetition. The Executive acknowledges that he has substantial experience and expertise in the business of the Corporation and that, as such, the services to be performed by him are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the nature of the services, position and expertise of the Executive are such that he is capable of competing with the Corporation. In consideration of this Employment Agreement, the Executive shall not, without the prior written consent of the Board, during the "Restricted Period" (a) directly or indirectly be employed by or render any advice or services, whether or not for compensation, to any "Person" engaged in any "Competitive Business," (b) directly or indirectly engage in any Competitive Business, (c) directly or indirectly be

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interested, whether or not for compensation, in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, that in the case of a Competitive Business whose shares of common stock are traded on a national securities exchange in the United States or in the over-the-counter market, the Executive may acquire, directly or indirectly, an interest in such shares of common stock not to exceed five percent (5%) of the outstanding shares of common stock of such company. For purposes of this Section, "Restricted Period" shall mean while the Executive is employed by the Corporation and for a period of two years thereafter; provided, that if the Corporation terminates the employment of the Executive without Cause or if the Executive terminates his employment for Good Reason, the Restricted Period shall not extend beyond the lesser of (i) one year following termination of the Executive's employment hereunder and (ii) the period during which the Corporation is making payments to the Executive pursuant to Section 6(c)(i)(z), unless the Corporation shall cease making such payments as the result of the Executive's prior material breach of the provisions of Sections 8, 9, 10, 11 or 12 hereof. For purposes of this Section, any "Competitive Business" shall mean any Person that is engaged in the manufacturing of, acting as the selling agent or other representative for a manufacturer of, or otherwise selling and causing (on such Person's behalf, other than as the ultimate customer) the manufacturing of, olfactory, cosmetic/skincare (including but not limited to treatment, makeup and lipstick) and flavor sampling products, nail and haircare sampling products and single dosage sampling products in the United States, Canada, Europe, South America, Asia, Australia and the Middle East. For purposes of this Section, "Person" shall mean any corporation, partnership, association, trust, individual or any other entity. In the event that any provision of this Section is considered by a court of competent jurisdiction to be excessive in its duration, in the area to which it applies or in any other respect, it shall be considered modified and valid for such duration, for such area and in such other respects as such court may determine reasonable under the circumstances.

         10. Nonsolicitation. While he is employed by the Corporation, and for a period of two years thereafter, the Executive will not, directly or indirectly, without the prior written consent of the Corporation as approved by the Board, solicit or attempt to solicit any employee, consultant, contractor or other personnel of the Corporation to terminate, alter or lessen that party's affiliation with the Corporation or to violate the terms of any agreement or understanding with the Corporation except in the furtherance of the Executive's duties hereunder.

         11. Original Material. The Executive acknowledges that the compensation paid to the Executive by the Corporation during the Executive's employment by the Corporation is intended to and does compensate the Executive for the Executive's originality, innovativeness and inventiveness as it relates to the Corporation or its business. The Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating to the Corporation or its business, including, without limitation, computer apparatus, programs and manufacturing techniques, whether or not protectable by patent or copyright, that have been originated, developed, made, conceived, authored or reduced to practice by the Executive alone or jointly with others during the term of Executive's employment with the Corporations shall be the property of and belong exclusively to the Corporation. The Executive shall promptly and fully disclose to the Corporation the origination or development by the Executive of any such material, shall provide the Corporation with any information that it may reasonably request about such material and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Corporation to reflect such ownership by the Corporation.

         12. Post-Employment Property. The Executive agrees that any and all intellectual property that the Executive invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others and that is the result of or is substantially derived from Confidential Information or Trade Secrets and is reduced to writing, drawings or practice within two years after the termination of the Executive's employment by the Corporation for any reason, with or without Cause, shall be the sole and exclusive property of the Corporation. The Executive shall promptly and fully disclose all such property to the Corporation, shall provide the Corporation with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Corporation to reflect such ownership by the Corporation.

         13. Taxes, etc. All compensation payable to Executive hereunder is stated in gross amount and such compensation and all other compensation payable or deemed to be payable to Executive hereunder or pursuant to any other compensation, benefit or similar plan or arrangement of the Corporation or any direct or indirect parent or subsidiary corporation shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required to be withheld by any federal, state, local or foreign statute, law, regulation, ordinance or order (collectively, "Withholding Amounts"). To the extent not withheld by the Corporation or any direct or indirect parent or subsidiary corporation, the Executive shall be liable for and shall remit to the Corporation or any direct or indirect parent or subsidiary corporation any such Withholding Amounts; provided that in lieu thereof, the Corporation or any direct or indirect parent or subsidiary corporation shall have the right to setoff any such Withholding Amounts against any and all amounts owed or payable to the Executive.

         14. Specific Remedies. In the event of the violation or threatened violation by the Executive of any of the covenants or provisions of Sections 8, 9, 10, 11 or 12 hereof, the Corporation shall have (i) the right and remedy of specific enforcement and performance of Sections 8, 9, 10, 11 and 12, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Corporation and that monetary damages will not provide an adequate remedy to the Corporation, and
(ii) rights to any and all damages available as a matter of law.

         15. Notices. Any notices required to be given hereunder shall be in writing and shall be deemed given when personally delivered, telexed or sent certified mail, return receipt requested, or sent via express air delivery service, to the parties at the addresses set forth below, or at such other address as a party shall have given notice thereof to the other party:

                  Executive:

                           Roger L. Barnett
                           120 East 56th Street
                           New York, NY  10022
                           (Marked "Private & Confidential")

                  With a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Neale Albert

                  Corporation:

                           Arcade Marketing, Inc.
                           1815 East Main Street
                           Chattanooga, Tennessee 37404
                           Attention:  Chief Financial Officer

                  With a copy to:

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court, Suite 1300
                           Dallas, Texas 75201
                           Attention:  R. Scott Cohen


         16.      General.

                  (a) This Agreement shall be governed by and construed under the laws and decisions of the State of New York with respect to contracts and agreements which are entirely made and entered into therein.

                  (b) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth herein.

                  (c) This Agreement may not be modified or amended except by a writing signed by both of the parties hereto.

                  (d) Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

                  (e) The following provisions of this Agreement shall survive its expiration or termination for any reason: Sections 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16.

                  (f) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                  (g) The headings and titles to the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions hereof.

                  (h) All references to Sections shall, unless otherwise specified, be to Sections of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      ARCADE MARKETING, INC.


                                      By:
                                          ------------------------------------
                                                David M. Wittels,
                                                  Vice President





                                          ------------------------------------
                                                  Roger L. Barnett